EXHIBIT 10.4

AMENDMENT TO SETTLEMENT AGREEMENT DATED AS OF OCTOBER 3, 2017

This Agreement modifies the settlement agreement dated as of October 3, 2017 by and between Plaintiffs in the case entitled Chang, et al. v. Gofba, Inc., et al., Case Number CIV DS 1509468. Only those provisions of the Agreement referenced below as modified are modified by this Agreement. The rest of the Agreement remains in full force and effect. The defined terms of the Agreement are the same as used in this Amendment.

1.	Under the terms of the Agreement, Defendants were to have paid the sum of one million three hundred thousand dollars ($1,300,000.00) to Plaintiffs collectively on or before March 3, 2018. Before March 3, 2018, Defendants, through their new counsel, contacted Plaintiffs to request an extension of the time to pay the $1,300,000. After negotiation, the Parties agreed to the extension on the following terms:

2.	Defendants shall pay to Plaintiffs the sum of $60,000, which will be allocated as follows: (a) $50,000 toward the principal owed under the Agreement; and (2) $10,000 for interest until April 3, 2018. This check has been provided to counsel for Plaintiffs and upon signing this Amendment, the check will be deposited into Plaintiffs’ counsel’s trust account. Once the check clears, the balance owed under the Agreement will be $1,250,000.

3.	Defendants have provided evidence of a conditional approval for a loan from East West Bank. The conditional approval provides that the loan may be closed up to and including May 19, 2018, but no specific closing date has been identified.

4.	Defendants agree that they will not enter into a line of credit or loan arrangement with any lender or take any monies from any lender where the property pledged as security for performance of the Agreement is provided as security for the new loan or line of credit unless the money is transferred through escrow and Defendants agree that the escrow will be instructed to pay Plaintiffs any monies due under the Agreement and this Amendment at the time of the closing of the escrow and before any distribution of monies to Defendants. No lien may be placed on the subject Property without first paying the monies owed to Plaintiffs.

5.	At the time of the close of the escrow, the escrow will be instructed to pay Plaintiffs the sum of $1,250,000 (assuming the $60,000 check referenced above has been successfully negotiated), plus interest thereon at the rate of 10% per annum ($342.47 per day) from April 4, 2018 until the date the monies are transferred to Plaintiffs.

6.	The monies shall be wire transferred from the escrow to the Younesi & Yoss Client Trust Account.

7.	The funds must be received no later than May 3, 2018. If they are not received by this time, Plaintiffs may proceed with any action they deem appropriate for breach of the Agreement and this Amendment.

Dated: March 26, 2018	By:	/s/ Anna Chin
Anna Chin, on behalf of herself individually and Gofba, Inc.

Dated: March 26, 2018		/s/ William DeLisi
William Delisi

Plaintiffs agree not to take any action on the breach until after May 3, 2018 by and through their attorneys-of-record Younesi & Yoss, LLP.

Dated: March 27, 2018		/s/ Jan A. Yoss
Jan A. Yoss for Younesi & Yoss, LLP